EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Registration Statement of HealthLynked Corp. on Form S-3 (File No. 333-255371), Form S-8 (File no. 333-218175) and Form S-8 (File no. 333-260225) of our report dated March 31, 2022 with respect to the consolidated financial statements of HealthLynked Corp. as of December 31, 2021 and 2020 included in this Annual Report on Form 10-K.

/s/ RBSM LLP

New York, NY

March 31, 2022